UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2011

GENPACT LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	001-33626	98-0533350
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court, 22 Victoria Street
Hamilton HM, Bermuda
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (441) 295-2244

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           On May 11, 2011, Steven A. Denning voluntarily resigned as a member of the Board of Directors (the “Board”) of Genpact Limited, a Bermuda company (“Genpact” or the “Company”).  Prior to his resignation, Mr. Denning had also served as a member of the Board’s Compensation Committee and Nominating and Governance Committee.

(d)           The Company announced that the Board has appointed, effective May 11, 2011, Gary Reiner, age 56, to fill the vacancy on the Board created by the resignation of Mr. Denning.  Mr. Reiner has served as Special Advisor at General Atlantic LLC (“GA”), a private equity firm, since September 2010, and he is appointed as one of four designees to the Board nominated by Genpact Investment Co. (Bermuda) Limited (“GICo”), a significant shareholder of the Company and an investment vehicle jointly owned by GA and Oak Hill Capital Management, LLC, pursuant to the Shareholders Agreement among GICo, the Company and certain other entities.  Mr. Reiner served as the Senior Vice President and Chief Information Officer at General Electric Company (“GE”) from 1996 until 2010 and previously held other executive positions with GE since joining the company in 1991. Mr. Reiner is a member of the board of directors of Hewlett-Packard Company.  Mr. Reiner has been appointed to serve on the Compensation Committee of the Board.

In accordance with the Company’s compensation program for directors, Mr. Reiner will receive 6,000 restricted stock units per year.  Mr. Reiner will also receive an annual retainer of $55,000.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENPACT LIMITED

Date: May 16, 2011	By:	/s/ Heather White
	Name:	Heather White
	Title:	Vice President